Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2018

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, April 25, 2018 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2018 results:  Revenues in the first quarter 2018 were $35.3 million, compared to $36.2 million in the comparable 2017 quarter, a decrease of $0.9 million, or 2.4%.  Revenues from the Company’s Lime and Limestone Operations in the first quarter 2018 decreased $0.8 million, or 2.3%, to $34.7 million from $35.5 million in the comparable 2017 quarter, while revenues from its Natural Gas Interests remained relatively flat at $0.6 million for each of the first quarters 2018 and 2017.

The decrease in lime and limestone revenues in the first quarter 2018, as compared to the first quarter 2017, resulted primarily from decreased demand from the Company’s construction customers due in part to inclement weather conditions in the first quarter 2018, partially offset by increased demand from its steel customers.  The decline in volume from reduced demand was partially offset by 1.7% higher average prices in the first quarter 2018, compared to the comparable 2017 period.

Production volumes from the Company’s Natural Gas Interests in the first quarter 2018 totaled 130 thousand MCF, sold at an average price of $4.41 per MCF, compared to 146 thousand MCF, sold at an average price of $4.35 per MCF, in the comparable 2017 quarter.  The Company’s average prices per MCF for the first quarter 2018 were higher than for the first quarter 2017 due to increases in market prices for natural gas and natural gas liquids.

The Company’s gross profit was $7.0 million in the first quarter 2018, compared to $8.2 million in the first quarter 2017, a decrease of $1.2 million, or 14.6%.  Included in gross profit in the first quarter 2018 were $6.8 million from the Company’s Lime and Limestone Operations, compared to $8.0 million in the comparable 2017 period.  The decreased gross profit for the Company’s Lime and Limestone Operations in the first quarter 2018, compared to the first quarter 2017, resulted primarily from the decreased revenues discussed above, increased stripping costs, fuel prices and transportation costs.

Gross profit from the Company’s Natural Gas Interests remained flat at  $0.2 million in each of the first quarters 2018 and 2017.

Income tax expense was $0.6 million in the first quarter 2018, compared to $1.3 million in the first quarter 2017.  The decrease in income tax expense was primarily due to the reduction of the federal income tax rate from 35% to 21% beginning in 2018.

The Company reported net income of $4.3 million ($0.76 per share diluted) in the first quarter 2018, compared to net income of $4.6 million ($0.83 per share diluted) in the first quarter 2017, a decrease of $0.4 million, or 7.7%.

“This was a challenging start to 2018, including the weather related delays in orders from our construction customers and the impact we are seeing from increased transportation and fuel costs.  Increased fuel cost impacts both our production and freight costs.  Looking ahead, we believe continued competitive pressures, new trucking regulations and the competition for trucks and drivers will be a headwind for the remainder of 2018.    However, we are encouraged by the increased demand from our steel customers this quarter and, with improved weather conditions, we expect the demand from our construction customers will improve, compared to the first quarter 2018,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.135 (13.5 cents) per share on the Company’s common stock. This dividend is payable on June 15, 2018 to shareholders of record at the close of business on May 25, 2018.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
INCOME STATEMENTS

Revenues
Lime and limestone operations	$34,714	$35,517
Natural gas interests	573	636
Total	$35,287	$36,153

Gross profit
Lime and limestone operations	$6,793	$8,020
Natural gas interests	244	218
Total	$7,037	$8,238
Operating profit	$4,536	$5,818
Interest expense	62	59
Interest and other income, net	(353)	(179)
Income tax expense	565	1,318
Net income	$4,262	$4,620

Income per share of common stock:
Basic	$0.76	$0.83
Diluted	$0.76	$0.83
Weighted-average shares outstanding:
Basic	5,590	5,576
Diluted	5,598	5,585
Cash dividends per share of common stock	$0.135	$0.135

	March 31,	December 31,
	2018	2017
BALANCE SHEETS
Assets:
Current assets	$117,517	$118,015
Property, plant and equipment, net	112,830	109,718
Other assets, net	686	713
Total assets	$231,033	$228,446
Liabilities and Stockholders’ Equity:
Current liabilities	$7,696	$9,359
Deferred tax liabilities, net	12,835	12,374
Other liabilities	1,449	1,461
Stockholders’ equity	209,053	205,252
Total liabilities and stockholders’ equity	$231,033	$228,446

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